Exhibit 10.47

MUTUAL SEPARATION AGREEMENT

This agreement regarding termination of employment, “the Agreement”, is entered into

BETWEEN:

(1)	Autoliv Inc., referred to as “the Company”;
(2)	Karin Eliasson, personal identification /610518-7865/ referred to as “the Employee”; together referred to as “the Parties”.

1-	Background

1.1	The Employee is employed by the Company pursuant to the terms and conditions outlined in the Employee’s employment agreement dated April 14, 2014.

1.2

The Company and the Employee have agreed that the employment of the Employee shall cease on the terms set out in this agreement. This agreement will take effect on December 31, 2018, “the Agreement Effective Date”.

The Employee shall be released from all duties linked to the Company on January 1, 2019, “the Release Date”, except for being reasonably available over the phone and email to answer any questions that the Company may have. Apart from what is explicitly stated below, the agreement supersedes all earlier oral and written agreements between the Company, or any associated company, and the Employee, relating to the employment of the Employee. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

The provisions of this Separation Agreement, including the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification the Employee may have under the Company’s Restated Certificate of Incorporation, Re-stated Bylaws or the Indemnification Agreement between the Employee and the Company.

2-	Termination of the Employment

2.1

The Employee’s employment with the Company shall cease 6 calendar months after the Agreement Effective Date, “the Termination Date”. Any change to be requested by the Employee to apply an earlier termination date due to new employment is subject to the written approval of the Company.

3-	Compensation

3.1	The Employee shall be entitled to his current monthly salary, pension contribution and other current perquisites until the termination date.

3.2

The Employee shall be entitled to “the Short Term Incentive” in accordance with the Company’s policy for the performance year 2018. The short-term incentive payment does not constitute a basis for any form of pension entitlement or right to vacation pay.

3.3

Not later than one month after the Termination Date, the Company shall pay a lump sum severance payment, “the Severance Payment”, equivalent to 18-months of the Executive’s base salary as in effect immediately prior date of termination as stated in section 11 in the employment agreement. The payment does not constitute a basis for any form of pension entitlement or right to vacation pay.

3.4	Not later than in March 2019, the Company shall pay a lump sum cash payment, equivalent to the value of restricted stock units granted in February 2017 (as converted following the spin-off

1(3)

to Autoliv and Veoneer shares) using the closing share prices of Veoneer and Autoliv on February 28, 2019.

3.4	The Company shall withhold income tax for all the compensation components and in addition thereto pay any statutory social security charges, as applicable.

3.5

Not later than one month following the Termination Date, the Company shall pay any vacation pay accrued until the Agreement Effective Date. Any vacation days earned between the Release Date and the Termination Date will be registered as used by the Employee.

4-	Undertakings

4.1

The Employee has an obligation of loyalty that follows by an employment relationship. Accordingly, the Employee has a duty to be loyal to the Company until the Termination Date and thus carry out, inter all, the remaining tasks and assignments the Employee is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2

The Employee will continue to be bound by the confidentiality undertaking under section 8 of the Employment Agreement. The Employee is thereby not allowed to in any way disclose sensitive or otherwise confidential information regarding the Company or any of its associated companies to any other company or individual not employed by the company or its associated companies. This confidentiality undertaking is not limited in time.

4.3

The Parties agree that the Non-Competition Covenant as described in section 13 of the Executive’s employment agreement dated April, 2014 becomes operative during the twelve (12) months immediately following the Last Date of Employment and the Company shall pay the Executive compensation as described in section 13 of the employment agreement dated April 14, 2014.

5-	Other Issues and Final Settlement

5.1

The Employee participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The Parties agree that the Employee’s entitlement under the Incentive Plan will be handled in accordance with the rules and regulations prescribed by the Incentive Plan. The Employee’s unexercised stock options, if any, will remain exercisable for three (3) months after the Termination Date or the Early Termination Date or until the expiration date for the options, whichever occurs first.

5.2	The Parties agree that the Employee shall have no priority rights to re-employment.

5.3

The separation between the Employee and the Company is based on mutual trust and the Parties agree that they shall use their best endeavors to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of separation. The Parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable laws.

5.4

On the date the Employee is released from all duties, the Employee shall return the Company all keys, credit cards, documents, mobile phone, laptop computer and all other property the Employee may have in his possession and which belongs to the Company or its associated Companies.

5.5	The Employee shall resign from all board of director or similar directorship in the Company or in any of the associated companies latest on the date the Employee is released.

2(3)

The Employee acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as a director. To the extent that any such claim exists or may exist, the Employee irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

5.6

Through the signing of this agreement and fulfillment of the provisions herein, all unsettled matters between the Parties shall be deemed to be finally settled and the Employee shall have no claims against the Company or any of its associated companies as regards to salary, vacation pay, incentives, pension contributions, damages or otherwise.

6-	Governing Law and Disputes

This agreement shall be governed by and construed in accordance with the laws of Sweden.

This agreement has been duly executed in two original copies, of which each of the Parties has taken a copy.

Stockholm, Sweden

March 23, 2018

On behalf of Autoliv Inc.	The Employee

Jan Carlson	Karin Eliasson
CEO & President

3(3)